Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: Tnoland@humana.com

Humana Inc. Reports Financial Results for First Quarter 2004

     LOUISVILLE, KY (April 26, 2004) - Humana Inc. (NYSE: HUM) today reported earnings per diluted share of $0.41 for the first quarter ended March 31, 2004 ("1Q04") compared to $0.19 per diluted share for the first quarter ended March 31, 2003 ("1Q03"), an increase of 116 percent. Net income of $67,830,000 for 1Q04 increased 117 percent from net income of $31,230,000 in 1Q03. Pretax margin of 3.1 percent for 1Q04 increased 150 basis points from the 1.6 percent pretax margin in 1Q03.

     "Our results this quarter represent continued progress across a number of key operational fronts," said Michael B. McCallister, Humana's president and chief executive officer. "We continue to expect 2004 revenue, earnings and cash flows to be the highest in Humana's history as a health benefits company."

     The increase in year-over-year results for 1Q04 was driven by improved profits in the company's Government segment accompanied by increased earnings in its Commercial segment.

Consolidated results for 1Q03 included:

  The writedown of building and equipment of $17,233,000 ($10,529,000 net of income tax benefit, or $0.07 per diluted share) and

  Software abandonment charges of $13,527,000 ($8,265,000 net of income tax benefit, or $0.05 per diluted share).

     The net impact of these items reduced pretax income for 1Q03 by $30,760,000 ($18,794,000 net of income tax benefit, or $0.12 per diluted share).

Segment Results

     Commercial segment pretax income increased to $39,086,000 in 1Q04 from $37,239,000 in 1Q03. Commercial segment pretax margin of 2.2 percent in 1Q04 was unchanged from 1Q03.

     Commercial segment pretax results for 1Q04 included the negative impact of an additional day of medical claims expense due to the leap year. The segment's results for 1Q03 included software abandonment charges of $13,527,000 and the writedown of building and equipment of $4,325,000. The net impact of these items reduced Commercial segment pretax income for 1Q03 by $17,852,000. Excluding these items from both 1Q04 and 1Q03, operating results for the Commercial segment in 1Q04 were essentially equivalent to those for the prior year.

     Government segment pretax income of $63,687,000 in 1Q04 compares to 1Q03 Government segment pretax income of $10,163,000. Pretax margin for the Government segment increased to 4.2 percent in 1Q04 from 0.8 percent in 1Q03, a 340 basis point increase.

     Government segment pretax results for 1Q04 included the negative impact of an additional day of medical claims expense due to the leap year, and for 1Q03 included the writedown of building and equipment of $12,908,000.

     Operating results for the Government segment increased year-over-year during 1Q04 primarily due to improved results in the company's TRICARE business unit combined with growth in MedicareAdvantage (formerly Medicare+Choice) membership.

Revenues and Membership

     Consolidated revenues for 1Q04 totaled $3,286,949,000, compared to $2,931,716,000 in 1Q03, a 12 percent increase.

     Medical membership as of March 31, 2004 totaled 7,015,000, an increase of 6 percent over the 6,625,200 medical members as of March 31, 2003.

     Commercial segment premiums and administrative services fees rose 6 percent to $1,744,787,000 in 1Q04 compared to $1,645,146,000 in 1Q03.

     Commercial segment medical membership was 3,295,600 as of March 31, 2004, an increase of 230,400 members, or 8 percent from December 31, 2003 and 292,200 members, or 10 percent from March 31, 2003. Per member premiums for the Commercial segment fully insured medical business, net of benefit changes, increased in the range of 7 to 9 percent during 1Q04 compared to 1Q03.

     Government segment premiums and administrative services fees for 1Q04 totaled $1,512,631,000, or 20 percent higher than the related 1Q03 premiums and administrative services fees of $1,258,939,000.

     MedicareAdvantage membership totaled 333,200 at March 31, 2004, an increase of 4,600 members from December 31, 2003 and an increase of 6,100 members, or 2 percent from March 31, 2003. Per member premiums for the MedicareAdvantage business, net of benefit changes, increased in the range of 8 to 10 percent during 1Q04 compared to 1Q03.

     TRICARE's insured membership totaled 1,860,100 at March 31, 2004, versus comparable membership at December 31, 2003 of 1,849,700. TRICARE ASO membership was 1,057,900 at March 31, 2004, essentially unchanged from December 31, 2003 membership of 1,057,200.

     TRICARE 1Q04 premium revenues and administrative services fees increased year over year by 37 percent due primarily to an increase in the base contract monthly revenue which became effective in July 2003.

     Medicaid membership of 468,200 at March 31, 2004 declined by 5 percent from March 31, 2003. Membership in Puerto Rico accounts for approximately 84 percent of the company's Medicaid business. Per member premiums for the Medicaid business, net of benefit changes, increased in the range of 5 to 7 percent during 1Q04 versus 1Q03.

Medical and SG&A Expenses

     The company's 1Q04 medical expense ratio (medical expenses as a percent of premiums) of 84.4 percent increased 100 basis points compared to the 1Q03 medical expense ratio of 83.4 percent.

     The selling, general and administrative ("SG&A") expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) for 1Q04 of 14.4 percent decreased by 160 basis points from the 1Q03 SG&A ratio of 16.0 percent.

     SG&A expenses for 1Q03 included the writedown of building and equipment of $17,233,000 which resulted in an increase to the 1Q03 SG&A ratio of 60 basis points.

Cash Flows from Operations

     Cash flows used in operations for 1Q04 of $40,055,000 included the negative impact of $211,899,000 from the timing of the receipt of the premium payment from the Centers for Medicare and Medicaid Services ("CMS"). Cash flows used in operations for 1Q03 of $108,230,000 included the negative impact of $205,755,000 related to the timing of the receipt of the premium payment from CMS.

     The fixed monthly MedicareAdvantage premium payment from CMS is due to Humana on the first day of each month. However, if the first of the month falls on a weekend or a holiday, the company receives that payment on the last business day of the prior month, often resulting in a significant impact on cash flows from operations.

Non-GAAP Financial Measures

     The following is a reconciliation of the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States, or GAAP, to certain non-GAAP financial measures used by the company for 1Q04 and 1Q03.
	1Q04	1Q03
	(in thousands)

GAAP operating cash flows	$(40,055)	$(108,230)
Timing of premium payment receipt from CMS	211,899	205,755
Non-GAAP operating cash flows[1]	$171,844	$97,525

1 Management believes the difference in timing of this cash event between periods may be so significant as to distort a particular period's trend in operating cash flows. Management believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the relevance of a factor to normal operating results. In some cases, large factors or events may obscure short-term patterns and long-term trends. When reviewing and analyzing our cash flow position, management apportions the CMS premium payment in each month. To do otherwise would distort a meaningful analysis of our cash flow. Decisions such as management's forecast or business plans regarding cash flow, therefore, use this non-GAAP financial measure.

Share Repurchase Program

     In July 2003, the company announced that its Board of Directors authorized the use of up to $100 million for the repurchase of its common shares, exclusive of shares repurchased in connection with employee stock plans.

     During 1Q04, the company acquired 686,000 of its common shares for an aggregate price of $13,969,000, or an average cost of $20.36 per share. As of April 23, 2004 the company had approximately $81,300,000 remaining on its outstanding repurchase authorization.

Guidance

     The company offers the GAAP guidance detailed below for the investor community. This guidance includes the company's Ochsner Health Plan of Louisiana ("Ochsner Health Plan") acquisition effective April 1, 2004.

For the Quarter Ending June 30, 2004

  Earnings per diluted share of $0.37 to $0.39.

For the Year Ending December 31, 2004

  Earnings per diluted share of between $1.60 and $1.65.

  Consolidated revenues of approximately $13 billion.

  Commercial segment pretax income of approximately $140 million.

  Organic growth in Commercial segment medical membership of approximately 6 to 8 percent for fully insured and ASO products combined. (Growth in ASO accounts is expected to be somewhat offset by attrition in fully insured business.)

  Growth in per member premiums, net of benefit changes, in the range of 7.5 to 9.5 percent for Commercial segment fully insured medical business.

  Increases in per member Commercial segment fully insured medical costs in the range of 8.5 to 10.5 percent.

  Commercial segment SG&A ratio of between 15.5 and 16.5 percent.

  MedicareAdvantage membership of between 370,000 and 390,000 by year end.

  Growth in per member premiums, net of benefit changes, in the range of 9 to 11 percent for MedicareAdvantage business.

  Increases in per member MedicareAdvantage medical costs in the range of 9 to 11 percent.

  TRICARE premiums and administrative services fees of approximately $2 billion.

  Pretax margin for the company's TRICARE business in the range of 2 to 4 percent.

  Government segment SG&A ratio of between 11 and 12 percent.

  An effective tax rate of approximately 34 percent.

  Cash flows from operating activities of $475 million to $525 million.

  Capital expenditures of approximately $100 million.

Conference Call

     Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and earnings guidance.

     All parties interested in the audio only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

     A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

     For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com, approximately two hours following the live web cast. An audio recording of the conference call will also be available in the Audio Archives located on the Investor Relations page at www.humana.com approximately two hours after the live call.

***********

     This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following document, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2003.

***********

     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members located primarily in 19 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans, and individuals.

     More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences);
  Corporate Governance Information.
Humana Inc.
In thousands
	March 31,		Percent
Ending Medical Membership	2004	2003	Difference	Change

Commercial:
Fully insured	2,298.6	2,348.8	(50.2)	(2.1)
ASO	997.0	654.6	342.4	52.3
Total Commercial	3,295.6	3,003.4	292.2	9.7

Government:
MedicareAdvantage	333.2	327.1	6.1	1.9
Medicaid	468.2	491.4	(23.2)	(4.7)
TRICARE	1,860.1	1,752.5	107.6	6.1
TRICARE ASO	1,057.9	1,050.8	7.1	0.7
Total Government	3,719.4	3,621.8	97.6	2.7
Total ending medical membership	7,015.0	6,625.2	389.8	5.9

	March 31,		Percent
Ending Specialty Membership	2004	2003	Difference	Change

Commercial:
Dental-fully insured	781.6	741.7	39.9	5.4
Dental-ASO	408.2	367.9	40.3	11.0
Total Dental	1,189.8	1,109.6	80.2	7.2
Group life	495.7	519.0	(23.3)	(4.5)
Short-term disability	17.7	21.5	(3.8)	(17.7)
Total ending specialty membership	1,703.2	1,650.1	53.1	3.2

			Three months ended
			March 31,
Premiums			2004	2003

Commercial:
Fully insured medical			$1,617,120	$1,536,953
Specialty			85,971	78,603
Total Commercial			1,703,091	1,615,556

Government:
MedicareAdvantage			706,318	635,842
Medicaid			120,779	121,230
TRICARE			648,993	470,321
Total Government			1,476,090	1,227,393
Total premiums			$3,179,181	$2,842,949

			Three months ended
			March 31,
Administrative services fees			2004	2003

Commercial			$41,696	$29,590
Government			36,541	31,546
Total Administrative services fees			$78,237	$61,136

Humana Inc.
Dollars in thousands, except per share results
	Three months ended
	March 31,
Consolidated Statements of Income	2004	2003 (a)
Revenues:
Premiums	$3,179,181	$2,842,949
Administrative services fees	78,237	61,136
Investment income	27,454	25,817
Other income	2,077	1,814
Total revenues	3,286,949	2,931,716
Operating expenses:
Medical	2,683,516	2,371,434
Selling, general and administrative	469,629	464,278
Depreciation	23,923	40,736
Other intangible amortization	2,389	3,931
Total operating expenses	3,179,457	2,880,379
Income from operations	107,492	51,337
Interest expense	4,719	3,935
Income before income taxes	102,773	47,402
Provision for income taxes	34,943	16,172
Net income	$67,830	$31,230

Basic earnings per common share	$0.42	$0.20
Diluted earnings per common share	$0.41	$0.19

Shares used in computing basic earnings per common share (000's)	161,966	157,739
Shares used in computing diluted earnings per common share (000's)	164,357	161,406

Operating Results by Segment

Commercial pretax income	$39,086	$37,239
Government pretax income	63,687	10,163
Consolidated pretax income	$102,773	$47,402

Key Ratios

Medical expense ratio
Commercial	83.5%	81.3%
Government	85.4%	86.2%
Total	84.4%	83.4%

Selling, general, and administrative expense ratio
Commercial	16.4%	17.0%
Government	12.1%	14.6%
Total	14.4%	16.0%

(a) Refer to the Summary of Unusual Items and Charges of these statistical pages within this press release for
Detail of unusual items and charges included in these results of operations.
Humana Inc.
Dollars in thousands, except per share results

Summary of Unusual Items and Charges

	For the three months ended March 31, 2003

	Pretax Impact			After-tax	Diluted
	Commercial	Government	Consolidated	Impact	EPS Impact

Selling, general, and administrative expense:
Write-down of building and equipment	($4,325)	($12,908)	($17,233)	($10,529)	($0.07)

Depreciation:
Software abandonment charges	(13,527)	-	(13,527)	(8,265)	(0.05)

Total 1Q03 unusual items and charges	($17,852)	($12,908)	($30,760)	($18,794)	($0.12)

Impact of unusual items and charges on the SG&A expense ratio	0.26%	1.03%	0.59%

Humana Inc.
Dollars in thousands, except per share results

	March 31,	December 31,
Consolidated Balance Sheets	2004	2003
Assets
Current assets:
Cash and cash equivalents	$417,647	$931,404
Investment securities	2,115,784	1,676,642
Receivables, net:
Premiums	511,931	452,404
Administrative services fees	16,627	13,583
Other	306,831	247,298
Total current assets	3,368,820	3,321,331

Property and equipment, net	397,212	416,472

Other assets:
Long-term investment securities	311,409	319,167
Goodwill	776,874	776,874
Other	421,430	459,479
Total other assets	1,509,713	1,555,520
Total assets	$5,275,745	$5,293,323
Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,396,784	$1,272,156
Trade accounts payable and accrued expenses	422,568	440,340
Book overdraft	210,437	219,054
Unearned premium revenues	131,372	333,071
Total current liabilities	2,161,161	2,264,621
Long-term debt	646,897	642,638
Other long-term liabilities	558,741	550,115
Total liabilities	3,366,799	3,457,374
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
174,559,254 shares issued at March 31, 2004	29,093	28,984
Capital in excess of par value	986,369	974,975
Retained earnings	1,017,641	949,811
Accumulated other comprehensive income	24,641	16,909
Unearned stock compensation	(78)	(754)
Treasury stock, at cost, 12,739,251 shares at March 31, 2004	(148,720)	(133,976)
Total stockholders' equity	1,908,946	1,835,949
Total liabilities and stockholders' equity	$5,275,745	$5,293,323

Debt to total capitalization ratio	25.3%	25.9%

Humana Inc.
Dollars in thousands
	Three months ended
	March 31,
Consolidated Statements of Cash Flows	2004	2003
Cash flows from operating activities
Net income	$67,830	$31,230
Adjustments to reconcile net income to net
Cash used in operating activities:
Building and equipment writedown	-	17,233
Depreciation and amortization	26,312	44,667
Provision for deferred income taxes	12,223	3,646
Changes in operating assets and liabilities:
Receivables	(20,546)	(25,349)
Other assets	(15,472)	20,008
Medical and other expenses payable	124,628	83,912
Other liabilities	(32,431)	(66,539)
Unearned revenues	(201,699)	(218,153)
Other	(900)	1,115
Net cash used in operating activities	(40,055)	(108,230)

Cash flows from investing activities
Purchases of property and equipment	(22,732)	(22,096)
Proceeds from sales of property and equipment	19,385	462
Purchases of investment securities	(1,491,272)	(1,545,241)
Proceeds from maturities of investment securities	246,845	196,923
Proceeds from sales of investment securities	786,868	1,320,246
Net cash used in investing activities	(460,906)	(49,706)

Cash flows from financing activities
Change in book overdraft	(8,617)	(10,303)
Common stock repurchases	(12,836)	(20,817)
Proceeds from stock option exercises and other	8,657	351
Net cash used in financing activities	(12,796)	(30,769)

Decrease in cash and cash equivalents	(513,757)	(188,705)
Cash and cash equivalents at beginning of period	931,404	721,357
Cash and cash equivalents at end of period	$417,647	$532,652

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	Advantage	Medicaid	TRICARE	ASO	Segment	Medical

March 31, 2004
Capitated HMO
hospital system based A	4.5%	-	3.2%	11.8%	3.3%	-	-	1.5%	2.3%
Capitated HMO
physician group based A	3.4%	-	2.4%	1.3%	43.9%	-	-	5.6%	4.1%
Risk-sharing B	2.1%	-	1.5%	53.9%	45.5%	-	-	10.6%	6.3%
All other membership	90.0%	100.0%	92.9%	33.0%	7.3%	100.0%	100.0%	82.3%	87.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

March 31, 2003
Capitated HMO
hospital system based A	6.3%	-	4.9%	12.9%	2.5%	-	-	1.5%	3.0%
Capitated HMO
physician group based A	3.2%	-	2.5%	2.0%	56.2%	-	-	7.8%	5.4%
Risk-sharing B	3.1%	-	2.4%	47.8%	33.9%	-	-	8.9%	6.0%
All other membership	87.4%	100.0%	90.2%	37.3%	7.4%	100.0%	100.0%	81.8%	85.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A  -  In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B  -  In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Three	For the Twelve
	Months Ended	Months Ended
	March 31, 2004	December 31, 2003
Balances at January 1	$1,272,156	$1,142,131

Incurred related to:
Current year	2,730,815	9,955,491
Prior years - non-TRICARE (1)	(48,988)	(33,432)
Prior years - TRICARE (2)	1,689	(42,638)
Total incurred	2,683,516	9,879,421

Paid related to:
Current year	(1,641,375)	(8,710,393)
Prior years	(917,513)	(1,039,003)
Total paid	(2,558,888)	(9,749,396)

Balances at end of period	$1,396,784	$1,272,156

The impact of any change in "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1)  The $15.6 million increase in non-TRICARE favorable development from $33.4 million to $49.0 million related primarily to better than expected utilization in the latter half of 2003 for our Medicare line of business.

(2)  Changes in estimates of TRICARE incurred claims for prior years recognized during 2003 resulted primarily from utilization levels developing favorably from the levels originally estimated for the second half of 2002. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
				March 31,	December 31,
				2004	2003
A IBNR and other medical expenses payable				$853,228	$767,712
B TRICARE IBNR				290,579	267,146
C TRICARE other medical expenses payable				16,502	37,849
D Unprocessed claim inventories				94,800	109,700
E Processed claim inventories				81,705	74,262
F Payable to pharmacy benefit administrator				59,970	15,487
Total medical and other expenses payable				$1,396,784	$1,272,156

A   IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).

B TRICARE IBNR has increased primarily due to an increase in claim inventories at our third party claim administrator for claims not submitted electronically.

C   TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).

D   Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.

E  Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

F The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Receipt Cycle Time:

Due to increasing electronic connectivity and other efficiencies gained by our providers with regards to the claim submission process, the average length of time between when a claim was initially incurred and when the claim form was received has generally shortened over the past several years. Below is a summary:

	Average # of Days from Incurred Date to Receipt Date (1)
	2004	2003	Change	% Change
1st Quarter Average	17.4	17.1	0.3	1.8%
2nd Quarter Average	-	16.7	N/A	N/A
3rd Quarter Average	-	16.6	N/A	N/A
4th Quarter Average	-	16.6	N/A	N/A
Full Year Average	17.4	16.7	0.7	4.2%

(1) Receipt cycle time data for our 3 largest claim processing platforms representing approximately 90% of our claims volume.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

	Estimated		Number
	Valuation	Claim Item	of Days
Date	(000)	Counts	On Hand

3/31/2002	$121,000	559,600	5.2
6/30/2002	$110,300	513,100	4.8
9/30/2002	$108,800	496,200	4.8
12/31/2002	$92,300	424,200	4.5
3/31/2003	$99,000	421,700	4.4
6/30/2003	$92,100	446,600	4.7
9/30/2003	$106,800	528,400	5.8
12/31/2003	$109,700	443,000	4.9
3/31/2004	$94,800	400,900	3.9

Days in Claims Payable (Quarterly):
A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

	Days			DCP
	in Claims	Annual		Excluding	Annual
Quarter Ended	Payable (DCP)	Change	% Change	Capitation	Change	% Change
3/31/2002	47.2	(2.3)	-4.6%	56.2	(3.4)	-5.7%
6/30/2002	46.8	(3.1)	-6.2%	55.3	(4.7)	-7.8%
9/30/2002	46.6	(2.5)	-5.1%	55.3	(3.9)	-6.6%
12/31/2002	45.2	(2.2)	-4.6%	53.3	(3.8)	-6.7%
3/31/2003	46.5	(0.7)	-1.5%	54.7	(1.5)	-2.7%
6/30/2003	47.9	1.1	2.4%	56.2	0.9	1.6%
9/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%
3/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2004	2003
4th quarter-prior year				46.2	45.2
Impact of change in claim receipt cycle time				1.3	(0.5)
Impact of change in unprocessed claim inventories				(0.5)	0.6
Impact of change in processed claim inventories				0.3	(1.1)
Impact of changing TRICARE reserve balances				(1.7)	2.0
Impact of change in pharmacy payment cutoff				1.5	(1.0)
All other				0.3	1.0
Year to date-current year				47.4	46.2